EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                         October 22, 2004

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
            FAX: (781) 221-7594

BOSTONFED BANCORP, INC. ANNOUNCES THE DECLARATION OF A DIVIDEND OF $.16 PER
SHARE.

Burlington, Mass. - BostonFed Bancorp, Inc. (AMEX: BFD) (the "Company"), the parent of Boston Federal Savings Bank (the "Bank"), a federally-chartered stock savings bank, announced the declaration of a quarterly cash dividend of $0.16 per share. The dividend is payable on or about November 18, 2004, to shareholders of record at the close of business on November 4, 2004.

On June 21, 2004, the Company announced that it entered into a definitive agreement to merge into Banknorth Group, Inc. in a transaction valued at approximately $195 million. The transaction is subject to all required regulatory approvals, approval of the shareholders of the Company and other customary conditions. The transaction is expected to be completed in early 2005 with operational integration to follow soon thereafter.

This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for such purpose.

Forward-looking statements are based on certain assumptions and management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, acts of terrorism or war, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.